UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2009
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OF ASSETS
     Effective on November 16, 2009, Onyx Pharmaceuticals, Inc. (“Onyx”), completed its acquisition of Proteolix, Inc. (“Proteolix”), pursuant to the Agreement and Plan of Merger, dated as of October 10, 2009 (the “Merger Agreement”), among Proteolix, Profiterole Acquisition Corp., a wholly-owned subsidiary of Onyx (“Merger Sub”) and Shareholder Representative Services LLC, as the Stockholders’ Agent. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Proteolix (the “Merger”) and Proteolix continued as the surviving corporation and a wholly owned subsidiary of Onyx. Simultaneous with the Merger, Proteolix’s name was changed to Onyx Therapeutics, Inc. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) each issued and outstanding share of Proteolix capital stock was canceled and converted into the right to receive the consideration described in the Merger Agreement. In addition, at the Effective Time all outstanding stock options to purchase Proteolix shares vested in full, were cancelled and converted into the right to receive the merger consideration for each Proteolix share subject to the option less the option exercise price, as described in the Merger Agreement.
     The total consideration paid by Onyx to Proteolix securityholders at closing consisted of $276 million in cash, of which $27.6 million was placed in an escrow account and will be held until December 31, 2010 to secure the indemnification rights of Onyx and other indemnitees with respect to certain matters, including breaches of representations, warranties and covenants of Proteolix included in the Merger Agreement. In addition, Onyx may pay up to an additional $575 million in earnout payments upon the receipt of certain regulatory approvals and the satisfaction of other milestones. Of this amount, Onyx expects the first earnout payment of $40 million to be payable in 2010, 180 days after completion of enrollment in a clinical study involving relapsed and refractory multiple myeloma patients. Upon achievement of the first milestone, $4 million of the first earnout payment will also be contributed to the escrow account. The remaining $535 million of earnout payments will become payable in up to four additional installments, upon the achievement of regulatory approvals in the US and Europe within pre-specified timeframes for Proteolix’s lead product candidate, carfilzomib. The second earnout payment of $170 million would be triggered by the achievement of accelerated marketing approval in the United States for relapsed/refractory multiple myeloma. The third earnout payment of $65 million would be triggered by marketing approval in the European Union for relapsed/refractory multiple myeloma. The fourth earnout payment of $150 million would be triggered by marketing approval in the United States for relapsed multiple myeloma. The final earnout payment, also $150 million, would be triggered by marketing approval for relapsed multiple myeloma in the European Union. Under certain circumstances, including if Onyx fails to satisfy its regulatory approval-related diligence obligations under the Merger Agreement, Onyx may be required to make one or more earnout payments even if the associated regulatory approvals are not received.
     Subject to the terms and conditions set forth in the Merger Agreement, Onyx may, in its sole discretion, make any of the earnout payments (with the exception of the first earnout payment) that become payable to former holders of Proteolix preferred stock in the form of cash, shares of Onyx common stock or a combination thereof. If Onyx elects to issue shares of its common stock (the “ Earnout Payment Shares “) in lieu of making an earnout payment in cash, the Earnout Payment Shares will be valued based on the 10-trading day volume weighted average price for Onyx common stock commencing six trading days after the public announcement by Onyx of the achievement of the applicable milestone. In the event that Onyx makes an earnout payment in the form of its common stock, it expects to rely on the exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.
     The foregoing summary of the Merger and the terms of the Merger Agreement does not purport to be complete, and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Onyx’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2009.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(a) Financial Statements of Businesses Acquired
     The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.
(b) Pro Forma Financial Information

     The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.
(d) Exhibits.

Number	Description
99.1	Press Release, dated November 16, 2009, titled “Onyx Pharmaceuticals Completes Acquisition of Proteolix, Inc.”

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2009	ONYX PHARMACEUTICALS, INC.
	By:	/s/ Suzanne M. Shema
Suzanne M. Shema
Senior Vice President and General Counsel

EXHIBIT INDEX

Number	Description
99.1	Press Release, dated November 16, 2009, titled “Onyx Pharmaceuticals Completes Acquisition of Proteolix, Inc.”